Exhibit 99.1

                ResCare Reports First Quarter Results;
      Company Raises EPS Guidance for Full Year to $0.84 - $0.89

    LOUISVILLE, Ky.--(BUSINESS WIRE)--April 27, 2005--ResCare (NASDAQ/NM:RSCR), the nation's leading provider of services to persons with developmental and other disabilities and people with special needs, today announced results for the first quarter ended March 31, 2005.
    Ronald G. Geary, ResCare chairman, president and chief executive officer, said, "We are pleased with our strong performance in the first quarter of 2005 and view it as a good start to what we expect to be an outstanding year. We are confident that the fundamentals of our business are sound. We're exercising strict fiscal discipline and have funding to selectively take advantage of acquisition opportunities that fit our criteria. These factors give us positive momentum for the remainder of the year."
    First quarter's financial results highlight solid management of the Company's business. Revenues for the first quarter of 2005 increased 5% over the prior year period to a record $258.7 million. Net income for the quarter increased 28% to $5.7 million, or $0.18 per diluted share, versus $4.4 million, or $0.17 per diluted share in the prior year. EBITDA for the first quarter of 2005 was $16.5 million versus $15.0 million in the prior year, a strong 10% increase.
    Mr. Geary added, "The Company is raising its EPS guidance for 2005 to reflect the first quarter results, anticipated reimbursement rate increases and a lower estimated effective tax rate for the year. Although many states' budgets are yet to be finalized, we are anticipating an approximate 1% increase in reimbursement rates, which would generally take effect during the third quarter of 2005. In addition, the revised guidance takes into consideration the recently announced definitive agreement to acquire Home Care-Giver Services, a periodic in-home services provider to the elderly, and other anticipated acquisitions in 2005."

                            Full Year 2005

Diluted earnings per common share              $0.84 - $0.89
Revenues                               $1.10 billion - $1.13 billion
Net income                             $27.0 million - $28.5 million
EBITDA (1)                               $72 million - $76 million
EBITDAR (1)                             $113 million - $117 million
Capital expenditures                     $13 million - $15 million

(1) EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent.

    The Company expects second quarter 2005 diluted earnings per share to be in the range of $0.19 - $0.21.
    In conclusion, Mr. Geary said, "We are a company on the move, and that is very exciting for all of us. The expertise that we have developed and refined as a result of succeeding in difficult reimbursement environments will serve us well as the economy continues to improve. In addition, our focus on organic growth and our ability to fund acquisitions gives us added confidence for the remainder of 2005. I want to thank ResCare's more than 32,000 employees for the strength and support they have provided to help position the Company for expanded growth. Their commitment to ResCare's mission is the foundation of our success."
    A listen-only simulcast and replay of ResCare's first quarter conference call will be available on-line at www.rescare.com and www.earnings.com on April 28, 2005, beginning at 9:00 a.m. Eastern Time.
    ResCare, founded in 1974, offers services to some 34,000 people in 33 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, Ky. More information about ResCare is available on the Company's web site at www.rescare.com.

    From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs. In our filings under the federal securities laws, including our annual, periodic and current reports, we identify important factors that could cause our actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in our filed reports.


                             RESCARE, INC.
                    Unaudited Financial Highlights
                            (In thousands)

                                                   Three Months Ended
                                                        March 31,
                                                   ------------------
                                                     2005      2004
                                                   --------  --------
Income Statement Data:
Revenues                                           $258,660  $245,182
Facility and program expenses                       232,439   220,462
                                                   --------  --------
   Facility and program contribution                 26,221    24,720

Operating expenses:
 Corporate general and administrative                 9,732     9,708
 Depreciation and amortization                        3,331     3,013
                                                   --------  --------
   Total operating expenses                          13,063    12,721
                                                   --------  --------
Operating income                                     13,158    11,999
Interest, net                                         4,566     5,085
                                                   --------  --------
Income before income taxes                            8,592     6,914
Income tax expense                                    2,921     2,489
                                                   --------  --------
   Net income                                        $5,671    $4,425
                                                   ========  ========

Net income attributable
 to common shareholders (1)                          $4,790    $4,425
                                                   ========  ========

Basic earnings per common share                       $0.18     $0.18
                                                   ========  ========
Diluted earnings per common share                     $0.18     $0.17
                                                   ========  ========

Weighted average number of common shares:
 Basic                                               26,147    24,978
 Diluted                                             26,906    26,168

EBITDA (2)                                          $16,489   $15,012
EBITDAR (2)                                          26,335    24,248

(1) Net income attributable to preferred shareholders for the quarter ended March 31, 2005 was $0.9 million.

(2) EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent. EBITDA and EBITDAR should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America. The items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance. Management routinely calculates and communicates EBITDA and EBITDAR and believes that they are useful to investors because they are commonly used as analytical indicators within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements under certain covenants contained in our credit agreement. The following table sets forth a reconciliation of net income to EBITDA and EBITDAR.


                             RESCARE, INC.
              Unaudited Financial Highlights (continued)
                            (In thousands)

                                                   Three Months Ended
                                                        March 31,
                                                   ------------------
                                                     2005       2004
                                                   --------  --------
Net income as reported                               $5,671    $4,425
Add: Interest, net                                    4,566     5,085
     Depreciation and amortization                    3,331     3,013
     Income tax expense                               2,921     2,489
                                                   --------  --------
EBITDA                                               16,489    15,012
Add: Facility rent                                    9,846     9,236
                                                   --------  --------
EBITDAR                                             $26,335   $24,248
                                                   ========  ========


                             RESCARE, INC.
              Unaudited Financial Highlights (continued)
                            (In thousands)

                                                   March 31,  Dec. 31,
                                                     2005       2004
                                                   --------  --------
Balance Sheet Data:
ASSETS
Cash and cash equivalents                           $34,385   $28,404
Short-term investments                               66,725    53,235
Accounts receivable, net                            145,400   138,202
Other current assets                                 30,076    32,394
                                                  ---------  --------
   Total current assets                             276,586   252,235
Property and equipment, net                          72,788    72,975
Goodwill                                            242,207   241,789
Other assets                                         20,466    19,667
                                                  ---------  --------
                                                   $612,047  $586,666
                                                  =========  ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                $136,477  $131,616
Other long-term liabilities                          18,417    19,009
Long-term debt                                      179,471   166,480
Shareholders' equity                                277,682   269,561
                                                  ---------  --------
                                                   $612,047  $586,666
                                                  =========  ========

                                                   Three Months Ended
                                                        March 31,
                                                   ------------------
                                                     2005       2004
                                                   --------  --------
Cash Flow Data:
Net income                                           $5,671    $4,425
Adjustments to reconcile net income
 to cash provided by operating activities:
  Depreciation and amortization                       3,331     3,013
  Amortization of deferred charges                      322       156
  Provision for losses on accounts receivable         1,134     1,293
  Changes in operating assets and liabilities        10,176     8,512
                                                   --------  --------
   Cash provided by operating activities             20,634    17,399
                                                   --------  --------
Cash flows from investing activities:
 Net purchases of short-term investments            (13,490)        -
 Purchases of property and equipment                 (2,886)   (2,383)
 Acquisitions of businesses                            (761)     (822)
                                                   --------  --------
   Cash used in investing activities                (17,137)   (3,205)
                                                   --------  --------
Cash flows from financing activities:
 Net borrowings (repayments) of long-term debt           34    (1,977)
 Proceeds received from exercise of stock options     2,450     2,092
                                                   --------  --------
   Cash provided by financing activities              2,484       115
                                                   --------  --------
 Increase in cash and cash equivalents               $5,981   $14,309
                                                   ========  ========

    CONTACT: ResCare, Louisville
             Nel Taylor, 502-394-2100